Eli Lilly and Company
Lilly Corporate Center
Indianapolis, Indiana 46285
U.S.A.
www.lilly.com

Date: July 24, 2007

For Release: Immediately
Refer to: (317) 276-5795 — Mark E. Taylor
Lilly Reports Strong Second-Quarter Results; Raises Full-Year Sales and EPS Guidance
Q2 reported results include 20 percent sales growth and EPS of $.61
Q2 pro forma adjusted results include 14 percent sales growth and EPS of $.90
Full-year pro forma adjusted EPS guidance raised to $3.40 — $3.50, or $2.75 — $2.85 reported
Eli Lilly and Company (NYSE: LLY) today announced strong financial results for the second quarter of 2007 and raised its full-year sales and earnings per share guidance.
Throughout this release, financial results are presented on both a reported and a pro forma adjusted basis. Reported results were prepared in accordance with generally accepted accounting principles (GAAP) and include all sales and expenses recognized by the company during the period. Pro forma adjusted results exclude certain items described in the reconciliation tables below and also assume the ICOS acquisition was completed January 1, 2006. The pro forma adjusted results are presented in order to provide additional insights into the underlying trends in the business. Financial guidance is also being provided on both a reported and a pro forma adjusted basis.
Second-Quarter Highlights
•	Reported sales increased 20 percent, to $4.631 billion.

•	On a reported basis, products launched this decade — Alimta®, Byetta®, Cialis®, Cymbalta®, Forteo®, Strattera®, Symbyax®, Xigris® and Yentreve® — collectively grew 61 percent, to $1.483 billion, and accounted for 32 percent of total sales, compared with 24 percent of total sales in the second quarter of 2006.

•	Reported net income and earnings per share were $663.6 million and $.61, respectively, compared with second-quarter 2006 net income of $822.0 million and earnings per share of $.76. Reported results include in-process research and development charges totaling $.29 per share associated with the acquisitions of Hypnion, Inc. and Ivy Animal Health, Inc.

•	On a pro forma adjusted basis, excluding the charges mentioned above and assuming the ICOS acquisition was completed January 1, 2006, sales growth for the second quarter was 14 percent, while pro forma adjusted net income and earnings per share grew 26 percent and 25 percent, to $978.7 million and $.90, respectively.

•	The company has raised its 2007 sales and earnings guidance and now expects full-year pro forma adjusted earnings per share to be in the range of $3.40 to $3.50 per share, or $2.75 to $2.85 per share on a reported basis. The company now expects reported sales to grow in the mid-teens and pro forma sales to grow in the low-double digits.
Pharmaceutical Product Sales Highlights

			% Change			% Change
(Dollars in millions)	Second Quarter		Over/(Under)	Year-to-Date		Over/(Under)
	2007	2006	2006	2007	2006	2006
Zyprexa®	$1,213.0	$1,115.0	9%	$2,321.0	$2,122.4	9%
Cymbalta	519.5	310.4	67%	961.3	543.7	77%
Gemzar®	395.6	343.5	15%	772.5	682.3	13%
Humalog®	358.4	320.5	12%	697.9	625.0	12%
Evista®	278.0	275.5	1%	541.8	517.0	5%
Cialis[1]	293.1	50.5	N/M	486.1	106.2	N/M
Humulin®	242.8	219.8	10%	468.6	438.3	7%
Alimta	207.1	153.0	35%	394.9	283.2	39%
Forteo	177.2	146.1	21%	330.6	273.1	21%
Strattera	142.3	144.1	(1%)	282.2	296.4	(5%)

[1]	These amounts represent the reported Cialis sales in Lilly’s financial statements and do not include Cialis sales from the joint-venture countries prior to the ICOS acquisition on January 29, 2007. Total worldwide Cialis sales for the second quarter of 2007 of $293.1 million represent 26 percent growth over the second quarter of 2006. June year-to-date 2007 worldwide Cialis sales were $558.8 million and represented 23 percent growth over the first six months of 2006.
Significant Events Over the Last Three Months
•	In June, the European Commission approved Cialis for once-a-day use to treat erectile dysfunction.

•	In early July, the European Commission granted approval to expand the Forsteo® label to include the treatment of osteoporosis in men who are at increased risk of fracture. The label has also been expanded to include a statement that in postmenopausal women, a significant reduction in the incidence of non-vertebral fractures but not hip fractures has been demonstrated.

•	In early July, the United Kingdom’s National Institute for Clinical Excellence (NICE) reversed its previous ruling on Alimta reimbursement within the UK’s National Health Service. NICE is now recommending Alimta for patients with advanced mesothelioma who are able to carry out daily tasks but for whom surgery is not appropriate.

•	In the second quarter, the company submitted new drug applications to the U.S. Food and Drug Administration and the European Medicines Agency (EMEA) for approval of olanzapine long-acting injection.

•	In June, the company completed the acquisition of Ivy Animal Health, Inc., a privately held applied research and pharmaceutical product development company focused on the animal health industry.

•	In June, the company received notice of court rulings by the Canadian Federal Court and the German Patent Court that permit the entry of generic olanzapine (Zyprexa) by competitors into the Canadian and German markets.

•	In May, the company announced that it would post online all educational grant funding and other monetary contributions provided to U.S.-based organizations. Lilly is the first pharmaceutical company to disclose its grants to U.S. organizations, which include medical societies, academic centers, patient groups and nonprofit institutions.

•	In June, the company announced the creation of an ambitious public-private partnership to conduct early-phase discovery research of new medicines urgently needed to treat tuberculosis (TB), including emerging resistant strains. The nonprofit drug-research collaboration will be based in Seattle and will draw upon resources from some of the nation’s leading tuberculosis and infectious diseases drug researchers and organizations.
“We are very pleased to have delivered another quarter of strong financial results,” commented Sidney Taurel, chairman and chief executive officer. “Our accelerated, double-digit sales growth in this quarter was fueled by increased volume, driven by several products launched this decade, most notably Cymbalta. In addition, on a pro forma adjusted basis, we delivered exceptional earnings per share results by growing sales faster than cost of sales and operating expenses. We are encouraged by our outlook for the remainder of the year, and we feel confident in again raising our full-year 2007 sales and earnings guidance.”
Second-Quarter Reported Results
Worldwide reported sales for the quarter were $4.631 billion, an increase of 20 percent compared with the second quarter of 2006. Worldwide sales volume increased 14 percent, while selling prices and exchange rates each contributed 3 percentage points of sales growth.
Gross margin as a percent of sales increased by 0.7 percentage points, to 78.4 percent. This increase was primarily due to manufacturing expenses growing at a slower rate than sales and higher product prices, offset in part by the expense resulting from the amortization of the intangible assets acquired in the ICOS acquisition and the impact of foreign exchange rates.
Overall, marketing and administrative expenses rose 23 percent, to $1.525 billion. This increase was largely due to the impact of the ICOS acquisition, as well as increased marketing and selling expenses in support of key products, primarily Cymbalta and the diabetes care products. Research and development expenses were $854.4 million, or 18 percent of sales. Compared with the second quarter of 2006, research and development expenses increased 10 percent. In addition to the acquisition of ICOS, this increase was due to increases in discovery research and late-stage clinical trial costs.
In the second quarter of 2007, the company incurred in-process research and development charges totaling $328.1 million related to the acquisitions of Hypnion and Ivy.
Other income decreased by $45.1 million, to $1.8 million, primarily due to the acquisition of ICOS, as well as lower interest income. Prior to the acquisition of ICOS, the results of the Lilly ICOS joint venture were presented in other income. Subsequent to the acquisition, all sales and expenses associated with Cialis are included in their respective lines on Lilly’s income statement.
The reported effective tax rate was 28.4 percent, up from 21.0 percent in the second quarter of 2006, primarily due to the fact that the in-process research and development charge associated with the acquisition of Hypnion was not deductible.

Reported net income and earnings per share were $663.6 million and $.61, respectively, compared with second-quarter 2006 net income of $822.0 million and earnings per share of $.76. Results in the second quarter of 2007 were affected by in-process research and development charges resulting from the acquisitions of Hypnion and Ivy.
Second-Quarter Pro Forma Adjusted Results
Worldwide pro forma sales for the second quarter of 2007 were $4.631 billion, an increase of 14 percent compared with the second quarter of 2006. Worldwide pro forma sales volume increased 8 percent, while selling prices and exchange rates each contributed 3 percentage points of the sales growth. Sales of products launched this decade grew 34 percent on a pro forma basis, and represented 32 percent of total sales. Gross margin as a percent of sales increased by 0.8 percentage points, to 78.4 percent. Marketing and administrative expenses and research and development expenses increased 14 percent and 6 percent, respectively.
As a result of sales growing faster than cost of sales and operating expenses, pro forma adjusted net income and earnings per share grew 26 percent and 25 percent, to $978.7 million and $.90, respectively. For further detail, see the reconciliation below as well as the footnotes to the pro forma adjusted income statement later in this press release.
Earnings per Share Reconciliation

	Second Quarter		% Growth
	2007	2006
E.P.S. (reported)	$.61	$.76	(20%)
Eliminate in-process research & development charges associated with Hypnion and Ivy acquisitions	.29	—
Include pro forma as if the ICOS acquisition was completed on January 1, 2006	—	(.04)

E.P.S. (pro forma adjusted)	$.90	$.72	25%

Zyprexa
In the second quarter of 2007, Zyprexa sales totaled $1.213 billion, a 9 percent increase compared with the second quarter of 2006. U.S. sales of Zyprexa increased 4 percent, to $563.5 million, due to higher prices, offset partially by lower demand. Zyprexa sales in international markets increased 14 percent, to $649.4 million, driven by volume increases and the impact of foreign exchange rates. The company now expects modest growth in worldwide Zyprexa sales for 2007.
Cymbalta
For the second quarter of 2007, Cymbalta generated $519.5 million in sales, an increase of 67 percent compared with the second quarter of 2006. U.S. sales of Cymbalta increased 70 percent, to $457.6 million, due to strong demand. Sales outside the U.S. were $61.9 million, an increase of 53 percent versus the second quarter of 2006. The company continues to see strong share of market growth in the U.S.
Gemzar
Gemzar had sales totaling $395.6 million for the second quarter, an increase of 15 percent from the second quarter of 2006. Sales in the U.S. increased 11 percent, to $165.8 million, due to higher prices and demand, while sales outside the U.S. increased 19 percent, to $229.8 million, as a result of strong demand and the impact of foreign exchange rates.
Humalog
For the second quarter of 2007, worldwide Humalog sales increased 12 percent, to $358.4 million, driven by increased volume both in the U.S. and internationally, increased prices in the U.S., and the favorable impact of foreign exchange rates.
Evista
Evista sales were $278.0 million in the second quarter, a 1 percent increase compared with the second quarter of 2006. U.S. sales of Evista increased 1 percent, to $176.9 million, driven by higher prices, offset by lower demand. Sales outside the U.S. increased 1 percent, to $101.1 million, driven by higher demand and favorable exchange rates, offset by decreased prices.
Cialis
Cialis sales for the second quarter were $293.1 million. Worldwide sales of Cialis grew 26 percent compared with second-quarter 2006, reflecting strong global demand. U.S. sales of Cialis were $110.2 million in the second quarter, a 17 percent increase compared with second quarter 2006. Sales of Cialis outside the U.S. increased 32 percent to $182.9 million. Prior to the acquisition of ICOS on January 29, 2007, Cialis sales in Lilly territories were reported in Lilly’s revenue, while Lilly’s 50 percent share of the joint-venture territory sales, net of expenses, was reported in Lilly’s other income. After the acquisition of ICOS, all Cialis sales are reported in Lilly’s revenue.
Humulin
Worldwide Humulin sales increased 10 percent, to $242.8 million, driven primarily by higher prices in the U.S., increased volume outside the U.S., and the favorable impact of foreign exchange rates.
Alimta
For the second quarter of 2007, Alimta generated sales of $207.1 million, an increase of 35 percent compared with the second quarter of 2006. U.S. sales of Alimta increased 22 percent, to $107.4 million, due primarily to increased demand, while sales outside the U.S. increased 53 percent, to $99.7 million, due to increased demand and the favorable impact of foreign exchange rates.
Forteo
Second-quarter sales of Forteo were $177.2 million, a 21 percent increase compared with the second quarter of 2006. U.S. sales of Forteo increased 22 percent, to $123.5 million. U.S. sales benefited from access to medical coverage through the Medicare Part D program and decreased utilization of the company’s U.S. patient assistance program. Sales outside the U.S. grew 19 percent, to $53.6 million, due to higher demand and the impact of foreign exchange rates.
Strattera
During the second quarter of 2007, Strattera generated $142.3 million of sales, a 1 percent decrease compared with the second quarter of 2006. The sales decrease was primarily due to a decline in demand in the U.S., offset by higher demand outside the U.S.
Other Diabetes Care Products
As previously disclosed, Lilly’s U.S. marketing rights with respect to Actos® expired in September 2006; however, Lilly will continue to receive royalties from Takeda Pharmaceuticals North America at a declining rate through September 2009. Lilly continues to market the product in many countries outside the U.S. In the second quarter, Actos generated $93.3 million of revenue for Lilly, a 1 percent increase versus the second quarter of 2006.

Worldwide sales of Byetta were $152.1 million in the second quarter, a 54 percent increase compared with the second quarter of 2006. Lilly reports as revenue its 50 percent share of Byetta’s gross margin in the U.S. and its sales of Byetta pen delivery devices to its partner, Amylin Pharmaceuticals. For the second quarter, Lilly recognized revenue totaling $80.0 million, representing a 54 percent increase compared with the second quarter of 2006. In the second quarter, Byetta continued to experience U.S. market share growth among branded orals and starter insulins, in terms of both new and total prescriptions.
Animal Health
Worldwide sales of animal health products in the second quarter were $214.7 million, an increase of 7 percent compared with the second quarter of 2006.
Year-to-Date Results
For the first six months of 2007, worldwide reported sales increased 17 percent, to $8.857 billion, compared with sales for the same period in 2006. Reported net income and earnings per share were $1.172 billion and $1.08, respectively. Results for the first six months of 2007 were affected by the acquisitions of ICOS, Hypnion, and Ivy, as well as several other items noted in the table below.
For the first six months of 2007, worldwide pro forma sales increased 13 percent to $8.930 billion, compared with the first six months of 2006. As a result of sales growing faster than cost of sales and operating expenses, pro forma adjusted net income and earnings per share grew 20 percent and 19 percent, to $1.881 billion and $1.73, respectively. The pro forma reconciliation of year-to-date earnings per share for 2007 is identified in the table below.

Earnings per Share Reconciliation

	Year-to-date		% Growth
	2007	2006
E.P.S. (reported)	$1.08	$1.53	(29%)
Eliminate asset impairments and restructuring charges associated with previously announced manufacturing decisions	.08	—
Eliminate in-process research & development charges associated with ICOS, Hypnion, and Ivy acquisitions and OSI in-licensing	.58	—

Include pro forma as if the ICOS acquisition was completed on January 1, 2006	(.01)	(.08)

E.P.S. (pro forma adjusted)	$1.73	$1.45	19%

2007 Financial Guidance
The company has raised its earnings guidance for 2007, and now expects full-year pro forma adjusted earnings per share to be in the range of $3.40 to $3.50 per share, representing growth of 12 to 16 percent compared with full-year 2006 pro forma adjusted results. For the third quarter, the company expects earnings per share of $0.85 to $0.87. The earnings per share guidance incorporates a number of anticipated second-half 2007 issues, including the impact of the potential launch of generic olanzapine by competitors in Canada and Germany, normally scheduled manufacturing shutdowns, and additional investments in research and development and sales and marketing to drive future growth. The full-year pro forma adjusted earnings per share guidance excludes the estimated charges noted in the tables below related to restructuring charges and acquired in-process research and development. Including the estimated charges noted in the tables below, the company expects reported earnings per share to be in the range of $2.75 to $2.85 for the full year, representing growth of 12 to 16 percent compared with full-year 2006 reported results. See reconciliations below for further detail.
Q3 Earnings per Share Reconciliation

	Q3 2007	Q3 2006
	Expectations	Results	% Growth
E.P.S. (reported)	$.85 to $.87	$.80	6% to 9%
Include pro forma as if the ICOS acquisition was completed on January 1, 2006	—	(.03)

E.P.S. (pro forma adjusted)	$.85 to $.87	$.77	10% to 13%

Full-Year Earnings per Share Reconciliation

		2006
	2007 Expectations	Results	% Growth
E.P.S. (reported)	$2.75 to $2.85	$2.45	12% to 16%
Eliminate product liability charge	—	.42
Eliminate asset impairments and restructuring charges associated with previously announced manufacturing decisions	.08	.31
Eliminate in-process research & development charges associated with ICOS, Hypnion, and Ivy acquisitions and OSI in-licensing	.58	—
Include pro forma as if the ICOS acquisition was completed on January 1, 2006	(.01)	(.15)

E.P.S. (pro forma adjusted)	$3.40 to $3.50	$3.03	12% to 16%

The company has also raised its full-year 2007 sales guidance. The company now expects reported sales to grow in the mid-teens and pro forma sales to grow in the low-double digits. The company continues to expect gross margin as a percent of sales to improve slightly compared with 2006. In addition, the company now expects operating expenses on a pro forma adjusted basis to grow in the low double digits. Operating expense growth is expected to be driven primarily by increased investment in research and development and ongoing expenditures for marketing and selling efforts in support of Cymbalta and the diabetes care products. The company continues to expect other income to contribute less than $100 million. Other income will primarily include net interest income and income from the partnering and out-licensing of molecules. The company also anticipates the pro forma adjusted effective tax rate to be approximately 22 percent. In terms of cash flow, the company expects a continuation of strong cash flow trends in 2007, with capital expenditures of approximately $1.1 billion.
Webcast of Conference Call
As previously announced, investors and the general public can access a live webcast of the second-quarter 2007 financial results conference call through a link on Lilly’s website at www.lilly.com. The conference call will be held today from 8:00 to 9:00 a.m. Eastern Daylight Time (EDT) and will be available for replay via the website through August 24, 2007.

Lilly, a leading innovation-driven corporation, is developing a growing portfolio of first-in-class and best-in-class pharmaceutical products by applying the latest research from its own worldwide laboratories and from collaborations with eminent scientific organizations. Headquartered in Indianapolis, Ind., Lilly provides answers — through medicines and information — for some of the world’s most urgent medical needs. Additional information about Lilly is available at www.lilly.com. F-LLY

This press release contains forward-looking statements that are based on management’s current expectations, but actual results may differ materially due to various factors. There are significant risks and uncertainties in pharmaceutical research and development. There can be no guarantees with respect to pipeline products that the products will receive the necessary clinical and manufacturing regulatory approvals or that they will prove to be commercially successful. The company’s results may also be affected by such factors as competitive developments affecting current products; rate of sales growth of recently launched products; the timing of anticipated regulatory approvals and launches of new products; regulatory actions regarding currently marketed products; other regulatory developments and government investigations; patent disputes and other litigation involving current and future products; the impact of governmental actions regarding pricing, importation, and reimbursement for pharmaceuticals; changes in tax law; asset impairments and restructuring charges; acquisitions and business development transactions; and the impact of exchange rates. For additional information about the factors that affect the company’s business, please see the company’s latest Form 10-Q filed May 2007. The company undertakes no duty to update forward-looking statements.
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Actos® (pioglitazone hydrochloride, Takeda)
Alimta® (pemetrexed, Lilly)
Byetta® (exenatide injection, Amylin Pharmaceuticals)
Cialis® (tadalafil, Lilly)
Cymbalta® (duloxetine hydrochloride, Lilly)
Evista® (raloxifene hydrochloride, Lilly)
Forsteo® (teriparatide of recombinant DNA origin injection, Lilly)
Forteo® (teriparatide of recombinant DNA origin injection, Lilly)
Gemzar® (gemcitabine hydrochloride, Lilly)
Humalog® (insulin lispro injection of recombinant DNA origin, Lilly)
Humulin® (human insulin of recombinant DNA origin, Lilly)
Strattera® (atomoxetine hydrochloride, Lilly)
Symbyax® (olanzapine fluoxetine combination, or OFC, Lilly)
Xigris® (drotrecogin alfa (activated), Lilly)
Yentreve® (duloxetine hydrochloride, Lilly)
Zyprexa® (olanzapine, Lilly)

Eli Lilly and Company Employment Information

	June 30, 2007		December 31, 2006

Worldwide Employees	41,200	*	41,500

*	Headcount figures as of June 30, 2007 include certain personnel previously employed by Icos Corporation, Hypnion, Inc. and Ivy Animal Health, Inc.

Eli Lilly and Company
Operating Results (Unaudited) — REPORTED
(Dollars in millions, except per share data)

	Three Months Ended			Six Months Ended
	June 30			June 30
	2007	2006	% Chg.	2007	2006	% Chg.

Net sales	$4,631.0	$3,866.9	20%	$8,857.1	$7,581.6	17%

Cost of sales	998.9	860.6	16%	1,921.4	1,667.1	15%
Research and development	854.4	774.8	10%	1,688.6	1,515.6	11%
Marketing and administrative	1,524.7	1,237.9	23%	2,861.5	2,380.8	20%
Acquired in-process research and development	328.1	—	NM	656.6	—	NM
Asset impairments, restructuring and other special charges	—	—	NM	123.0	—	NM

Operating income	924.9	993.6	(7%)	1,606.0	2,018.1	(20%)

Net interest income (expense)	(8.7)	2.6		(4.7)	(2.7)
Joint-venture income	—	22.5		11.0	42.3
Net other income	10.5	21.8		33.8	39.5

Other income	1.8	46.9		40.1	79.1

Income before income taxes	926.7	1,040.5	(11%)	1,646.1	2,097.2	(22%)
Income taxes	263.1	218.5	20%	473.8	440.4	8%

Net income	$663.6	$822.0	(19%)	$1,172.3	$1,656.8	(29%)

Earnings per share — basic	$0.61	$0.76	(20%)	$1.08	$1.53	(29%)

Earnings per share — diluted	$0.61	$0.76	(20%)	$1.08	$1.53	(29%)

Dividends paid per share	$0.425	$0.40	6%	$0.85	$0.80	6%
Weighted-average shares outstanding (thousands) — basic	1,089,610	1,084,686		1,089,680	1,085,360
Weighted-average shares outstanding (thousands) — diluted	1,089,946	1,085,310		1,089,906	1,086,201

N/M	— not meaningful

Eli Lilly and Company
Operating Results (Unaudited) — PRO FORMA ADJUSTED
(Dollars in millions, except per share data)

	Three Months Ended			Six Months Ended
	June 30			June 30
	2007 (a) (b)	2006 (b)	% Chg.	2007 (a) (b)	2006 (b)	% Chg.

Net sales	$4,631.0	$4,049.6	14%	$8,929.8	$7,931.6	13%

Cost of sales	998.9	906.6	10%	1,937.3	1,757.1	10%
Research and development	854.4	807.4	6%	1,700.6	1,581.3	8%
Marketing and administrative	1,524.7	1,340.9	14%	2,897.4	2,583.8	12%

Operating income	1,253.0	994.7	26%	2,394.5	2,009.4	19%

Net interest income (expense)	(8.7)	(35.9)		(17.2)	(74.7)
Joint-venture income	—	—		—	—
Net other income	10.5	24.8		35.8	44.0

Other income (deductions)	1.8	(11.1)		18.6	(30.7)

Income before income taxes	1,254.8	983.6	28%	2,413.1	1,978.7	22%
Income taxes	276.1	204.9	35%	532.5	410.2	30%

Net income	$978.7	$778.7	26%	$1,880.6	$1,568.5	20%

Earnings per share — basic	$.90	$.72	25%	$1.73	$1.45	19%

Earnings per share — diluted	$.90	$.72	25%	$1.73	$1.45	19%

Dividends paid per share	$0.425	$0.40	6%	$0.85	$0.80	6%
Weighted-average shares outstanding (thousands) — basic	1,089,610	1,084,686		1,089,680	1,085,360
Weighted-average shares outstanding (thousands) — diluted	1,089,946	1,085,310		1,089,906	1,086,201

(a)	The 2007 second-quarter and year-to-date amounts are adjusted to eliminate a $328.1 million (pretax) charge, or $0.29 per share (after-tax), for acquired in-process research and development related to the Hypnion and Ivy acquisitions; the 2007 year-to-date amounts are also adjusted to eliminate a $328.5 million (pretax) first-quarter charge, or $0.29 per share (after-tax), for acquired in-process research and development for compounds acquired from ICOS and OSI Pharmaceuticals, as well as a $123.0 million (pretax) charge, or $0.08 per share (after-tax), for asset impairments, restructuring, and other special charges.

(b)	In accordance with generally accepted accounting principles (GAAP), the 2007 and 2006 financial statements have been restated assuming the acquisition of ICOS was completed by Lilly effective January 1, 2006.